EXHIBIT 15.7
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July 24, 2002

Dollar Thrifty Automotive Group, Inc.
5330 East 31st Street
Tulsa, Oklahoma  74135

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Dollar Thrifty Automotive Group, Inc. and subsidiaries for the periods ended June 30, 2002 and 2001, as indicated in our report dated July 24, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, is incorporated by reference in Registration Statements No. 333-79603, No. 333-89189, No. 333-33144, No. 333-33146 and No. 333-50800 on Forms S-8.

We also are aware that the aforementioned report, pursuant to Rule 436 (c) under the Securities Act of 1933, is not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP


Tulsa, Oklahoma